SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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JACK HENRY & ASSOCIATES, INC.

(Name of Registrant as Specified in its Charter)

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JACK HENRY & ASSOCIATES, INC.

663 Highway 60, P.O. Box 807

Monett, Missouri 65708

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2011 Annual Meeting of Stockholders of Jack Henry & Associates, Inc., a Delaware corporation, will be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company Headquarters, 663 Highway 60, Monett, Missouri, on Thursday, November 17, 2011, 11:00 a.m. local time, for the following purposes:

(1)

To elect seven (7) directors to serve until the 2012 Annual Meeting of Stockholders;

(2)

To approve a non-binding advisory vote on the compensation of our named executive officers;

(3)

To recommend, by a non-binding advisory vote, the frequency of future stockholder votes on executive compensation;

(4)

To ratify the selection of the Company’s independent registered public accounting firm; and

(5)

To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 20, 2011, has been fixed as the record date for the Annual Meeting. Only stockholders’ of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of Proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

/s/ Janet E. Gray

Janet E. Gray

Secretary

Monett, Missouri

October 3, 2011

TABLE OF CONTENTS

Voting

1

Stock Ownership of Certain Stockholders

2

Election of Directors (Proposal 1)

4

Corporate Governance

7

Certain Relationships and Related Transactions

10

Section 16(a) Beneficial Ownership Reporting Compliance

11

Audit Committee Report

11

Executive Officers and Significant Employees

12

Compensation Committee Report

13

Compensation Discussion and Analysis

13

Compensation and Risk

21

Executive Compensation

22

Equity Compensation Plan Information

26

Advisory Vote on Executive Compensation (Proposal 2)

27

Advisory Vote on Frequency of Vote on Executive Compensation (Proposal 3)

27

Ratification of the Selection of the Company’s Independent

Registered Public Accounting Firm (Proposal 4)

28

Stockholder Proposals

30

Cost of Solicitation and Proxies

30

Financial Statements

30

Other Matters

30

JACK HENRY & ASSOCIATES, INC.

663 Highway 60, P.O. Box 807

Monett, Missouri 65708

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, November 17, 2011

This Proxy Statement and the enclosed proxy card (the Proxy) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the Company), in connection with the solicitation of Proxies by the Company’s Board of Directors for use at the 2011 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the Annual Meeting), to be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company headquarters, 663 Highway 60, Monett, Missouri, at 11:00 a.m. local time, on Thursday, November 17, 2011. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 2011 Annual Report to Stockholders is expected to commence on or about October 3, 2011.

The Board of Directors does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. The advisory votes with respect to the compensation of our named executive officers and the frequency of future stockholder votes on executive compensation, as well as the ratification of the selection of the Company’s independent registered public accounting firm, will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Any stockholder executing a Proxy retains the power to revoke it at any time prior to the voting of the Proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy.

VOTING

At the 2011 Annual Meeting, Stockholders will consider and vote upon:

(1)

The election of seven (7) directors;

(2)

A non-binding advisory vote on the compensation of our named executive officers;

(3)

A non-binding advisory vote on the frequency of future stockholder votes on executive compensation;

(4)

The ratification of the selection of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012; and

(5)

Such other matters as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on September 20, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company’s authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the Common Stock), and 500,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of September 12, 2011, there were 86,771,275 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of, shares of Common Stock representing 6.2% of the shares entitled to vote at the 2011 Annual Meeting. Unless otherwise specified, all share numbers and other share data have been adjusted to reflect all prior stock splits.

All shares represented by Proxy and all Proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such Proxies. If a stockholder does not specify how a Proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the seven (7) persons nominated by the Board of Directors; (2) FOR approval of a non-binding advisory vote on the compensation of our named executive officers; (3) FOR approval of a non-binding advisory vote in favor of holding future votes on executive compensation every year; (4) FOR the ratification of the selection of the Company’s independent registered public accounting firm; and (5) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the Proxy is granted.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter. The seven (7) nominees for election as directors who receive the most votes “for” election will be elected. Approval of each of the other proposals will require an affirmative vote of the majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals.

STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth information as of September 12, 2011, concerning the equity ownership of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of 5% or more of the Company’s Common Stock, (b) the directors, (c) the executive officers named in the Summary Compensation Table and (d) all of our directors and executive officers as a group:

Title of Class	Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
$.01 par value Common Stock	BlackRock Inc. 40 East 52nd St New York, NY 10022	6,169,333 (2)	7.1%
	Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars Los Angeles, CA 90067	4,344,495 (3)	5.0%
	Michael E. Henry	3,120,818 (4)	3.6%
	Jerry D. Hall	925,114 (5)	1.1%
	Tony L. Wormington	623,389 (6)	*
	John F. Prim	212,113 (7)	*
	Craig R. Curry	146,146 (8)	*
	Wesley A. Brown	107,200 (9)	*
	Kevin D. Williams	104,140 (10)	*
	Marla K. Shepard	37,800 (11)	*
	Matthew C. Flanigan	35,200 (12)	*
	Mark S. Forbis	19,669 (13)	*
	All directors and executive officers as a group (10 persons)	5,331,589 (14)	6.2%

* Less than 1%

(1)

Information is set forth as of September 12, 2011. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company’s 401(k) Plan (the “Retirement Plan”), a participant has the right to direct the disposition of shares allocated to his account. With respect to restricted shares, the executive officers have sole voting power but have no investment or dispositive power until the restrictions lapse.

(2)

According to a Schedule 13G/A filed February 4, 2011, BlackRock Inc. has sole voting and dispositive power with respect to 6,169,333 shares.

(3)

According to a Schedule 13 filed February 2, 2011, Kayne Anderson Rudnick Investment Management, LLC has sole voting and dispositive power with respect to 4,344,495 shares.

(4)

Includes 533,447 shares held in the Michael E. Henry Annuity Trust, 2,564 shares allocated to Mr. Henry’s Retirement Plan account, and 80,707 shares held or controlled by his sister Vicki Jo Henry. Mr. Henry may also be deemed to beneficially own 2,304,100 shares held in a living trust and 200,000 shares held by the Henry Family Limited Partnership, both established by his mother, Eddina F. Mackey. Mr. Henry may be deemed to share beneficial ownership in the shares held by Vicki Jo Henry, Eddina F. Mackey Trust and by the Henry Family Limited Partnership because he has been granted proxies to vote such shares.

(5)

Includes 191,882 shares beneficially owned by his wife.

(6)

Includes 50,000 shares that are currently acquirable by exercise of outstanding stock options, 40,981 shares held in the Retirement Plan for Mr. Wormington’s account, 25,323 restricted shares.

(7)

Includes 50,000 shares that are currently acquirable by exercise of outstanding stock options, 22,159 shares held in the Retirement Plan for Mr. Prim’s account, 70,691 restricted shares.

(8)

Includes 66,667 shares that are currently acquirable by exercise of outstanding stock options, 55,283 shares beneficially owned by his children and 19,996 shares held in trust for family members for which Mr. Curry serves as trustee and 4,200 restricted shares.

(9)

(9)

Includes 50,000 shares that are currently acquirable by exercise of outstanding stock options and 4,200 restricted shares.

(8)

(10) Includes 25,000 shares that are currently acquirable by exercise of outstanding stock options, 9,456 shares held in the Retirement Plan for Mr. Williams’ account and  22,828 restricted shares.

(11) Includes 30,000 shares that are currently acquirable by exercise of outstanding stock options and 4,200 restricted shares.

(12) Includes 30,000 shares that are currently acquirable by exercise of outstanding stock options and 4,200 restricted shares.

(13) Includes 4,406 shares held in the Retirement Plan for Mr. Forbis’ account, and 12,081 restricted shares.

(14) Includes 301,667 shares that are currently acquirable under outstanding stock options, 79,566 shares held in the Retirement Plan for the accounts of the executive officers and 147,723 restricted shares held by executive officers and directors.

PROPOSAL 1

ELECTION OF DIRECTORS

James J. Ellis, an independent member of the Jack Henry & Associates, Inc. Board of Directors since 1985, passed away on August 20, 2011. We are honored by and deeply appreciate his long and faithful service to our Company. The Board has acted to reduce its membership to seven directors.

Procedure

At the meeting, the stockholders will elect seven (7) directors to hold office for one-year terms ending at the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors has nominated the Company’s seven (7) current directors for reelection at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the Stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy or their substitutes will vote “FOR” the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed Proxy or their substitutes intend to vote for the election of such designated nominees.

Director Qualifications and Selection

Under the Company’s Corporate Governance Guidelines, the Governance Committee is charged with the responsibility for determining the appropriate skills and characteristics required of Board members and is to consider such factors as experience, strength of character, maturity of judgment, technical skills, diversity, and age in assessing the needs of the Board. The guidelines specify that a majority of the members shall qualify as independent under applicable NASDAQ listing standards. While the term “diversity” is not specifically defined in the Guidelines and there is no formal policy regarding application of the term, it has been the practice of the Governance Committee to apply the term broadly, resulting in Board composition over the years that has reflected diversity in race, sex and age, as well as diversity in business experience and in representation of the markets served by the Company.

While the Company has a nomination policy by which stockholders may recommend to the Governance Committee that it consider for nomination certain prospective directors (See “Corporate Governance – Nomination Policy,” below), to date no such recommendation has ever been received. If such a recommendation is received in the future, it will be evaluated in the same manner as any other recommendation to the Governance Committee. The Governance Committee nomination process to date has been informal and has consisted of members of the Committee soliciting suggestions of possible candidates from other Board members and management, contacting candidates to determine interest level, in-person interviews to determine “fit”, and background checks, followed by Governance Committee evaluation and nomination.

Nominees for Election

The nominees for re-election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since
Michael E. Henry	Chairman and Director	1986
Jerry D. Hall	Vice Chairman, Executive Vice President and Director	1977
Craig R. Curry	Director	2004
Wesley A. Brown	Director	2005
Matthew C. Flanigan	Director	2007
Marla K. Shepard	Director	2007
John F. Prim	Chief Executive Officer and Director	2007

The following information relating to the Company’s directors and nominees for director, all of whom are United States citizens, is with respect to their principal occupations, business experience and positions during the past five years, as well as the specific experiences, qualifications, attributes and skills that led to the conclusion that they should serve as directors of the Company:

Michael E. Henry, age 50, Chairman of the Board and Director. Mr. Henry, the son of the late founder of the Company and a director since 1986, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1994 to 2004. He previously served as Vice Chairman and Senior Vice President from 1993 to 1994. He served as Manager of Research and Development from 1983 to 1993. He joined the Company as an employee in 1979 and formally resigned from his employment in August of 2008. Mr. Henry spent his entire career with the Company in various positions of responsibility and authority, from entry-level programming and installation to managing research and development. As CEO of the Company he managed all operations through a period of explosive growth in which the company grew from 183 employees to over 2,500 and from revenues of $38 million to $467 million.  These experiences provide Mr. Henry with extensive knowledge of the Company’s technology, employees and customers and enable him to provide unique leadership and insight into the Company’s strategic direction.

Jerry D. Hall, age 68, Vice Chairman, Executive Vice President and Director. Mr. Hall, a co-founder of the Company, has served as Vice Chairman since 2007 and as Executive Vice President since 1994. He previously served as Chief Executive Officer from 1990 through 1994, as President from 1989 through 1993 and as Vice President-Operations from 1977 through 1988. Prior to joining Jack Henry in the founding of the Company, Mr. Hall was employed as data processing manager of a large manufacturer. He has been a director since the Company’s incorporation in 1977. As the sole remaining founder of the Company and with management and operational experience as CEO, President and in other managerial positions, Mr. Hall brings to the Board deep knowledge of the Company’s history, products and markets.

Craig R. Curry, age 50, Director.  Mr. Curry, a director of the Company since March 2004, is Chairman of the Board of Central Bank, Lebanon, Missouri, with which he has been affiliated since 1983. Central Bank is a successful community bank with five facilities and $253 million in assets. Mr. Curry brings to the Board the perspective and experience of a community banker and long-term user of the Company’s technology, as Central Bank was one of the earliest customers of the Company. Mr. Curry has served in numerous leadership positions in the Missouri Bankers Association, including Board member and Chairman, and has served on a number of committees of the American Bankers Association, including its Education Council, Community Bankers Council, Community Bank Tax Task Force and its Governmental Relations Board.

Wesley A. Brown, age 57, Director.  Mr. Brown, a director of the Company since his appointment in 2005, is a co-founder and Managing Director of St. Charles Capital, LLC in Denver, Colorado, where he also served as its first President and Compliance Officer. At St. Charles Capital, Mr. Brown specializes in merger transactions and financings for financial institutions, completing over 125 transactions totaling in excess of $3.5 billion over his career. His connections with and to the community banking industry in the Rocky Mountain Region are extensive, as he has personally negotiated approximately half of all bank and thrift merger transactions that have occurred in Colorado since 1993. Prior to founding St. Charles Capital, he served as Managing Director of McDonald Investments, Inc. (2001-2004) and Executive Vice President of The Wallach Company (1991-2003). In addition to experience with finance and compliance, Mr. Brown brings a deep knowledge of the banking industry to the Board as well as unique insight to the Company’s mergers and acquisitions. Mr. Brown earned a Master’s in Business Administration with Honors from the University of Chicago.

Matthew C. Flanigan, age 49, Director.  Mr. Flanigan, a director of the Company since his appointment in 2007, is Senior Vice President, Chief Financial Officer and a director of Leggett & Platt, Incorporated headquartered in Carthage, Missouri. Leggett & Platt is a leading manufacturer of spring components and other products for furniture, bedding, automobiles and other consumer products. Mr. Flanigan was appointed Senior Vice President in 2005 and became Chief Financial Officer in 2003. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett & Platt. Prior to joining Leggett & Platt in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last 10 of which as executive manager for Societe Generale S.A. in Dallas, the largest non-U.S. lending institution in the Southwestern United States at that time. Mr. Flanigan brings to our Board expertise in banking and in finance, risk and compliance functions as well a unique perspective coming from his wide experience at a large, global Fortune 500 manufacturer.

Marla K. Shepard, Age 62, Director.  Ms. Shepard, a director of the Company since her appointment in 2007, is the President and Chief Executive Officer of California Coast Credit Union of San Diego, California. California Coast is the surviving entity from a merger in 2008 with First Future Credit Union, also of San Diego, California, where Ms. Shepard served as Chief Executive Officer for over 25 years. Ms. Shepard brings to the Board a thorough understanding of the credit union markets we serve, having started in 1972 as a teller at a small credit union. As CEO she led her institution through six merger transactions to become one of the largest credit unions in California, with $1.6 billion in assets and 22 branches. She has received numerous service and other awards from the California Credit Union League as well as serving as the chair of its Governmental Relations Committee and has served on the Credit Union National Administration’s Risk Oversight Committee. Ms. Shepard also brings to our Board the perspective of a major credit union customer, as her institution has used the Company’s Symitar core software system for over 25 years and utilizes many of our complementary software products and data processing services.

John F. Prim, age 56, Chief Executive Officer and Director. Mr. Prim has served as Chief Executive Officer since July 1, 2004. He served as President from January 2003 to July 2004 and as Chief Operating Officer from July 2001 to January 2003. Mr. Prim joined the Company in 1995 as part of the acquisition of the Liberty division of Broadway & Seymour, Inc. He previously served as General Manager of the Company’s E-Services and OutLink Services Divisions. Mr. Prim has been a director since 2007. Mr. Prim has spent his whole career in our industry, starting as a sales representative for Burroughs Corporation selling products and services to banks and thrifts before joining Broadway & Seymour’s community banking unit in 1985, where he served in a number of positions including National Sales Manager. His broad experience in the industry in both operations and sales, as well as his extensive successful experience in various management roles at Jack Henry & Associates led to his appointment as CEO in 2004, and these same factors informed the decision to nominate him to the Board of Directors in 2007. Mr. Prim earned a Masters in Business Administration degree in 1985 from Queens University in Charlotte, N.C.

Director Independence

Non-employee directors Curry, Brown, Flanigan and Shepard qualify as “independent” in accordance with the published listing requirements of NASDAQ. Messrs. Hall and Prim do not qualify as independent because they are employees of the Company. The NASDAQ rules have both objective and subjective tests for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, has been an employee within the prior three years, or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors relies upon evaluation of director independence by the Board’s Governance Committee. In assessing independence under the subjective test, the Governance Committee took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each director’s business and personal activities as they may relate to the Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Governance Committee made a subjective determination as to each of Ms. Shepard and Messrs. Curry, Brown and Flanigan that no relationship exists which, in the opinion of the Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In making its independence determinations, the Governance Committee considered transactions occurring since the beginning of its 2009 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. While customer relationships do exist between the Company and the financial institutions led by Mr. Curry and Ms. Shepard, the Governance Committee has determined that, because of the amounts involved in relationship to the total revenues of the Company and such institutions, the relationships do not impair the independence of these directors. The Governance Committee has also determined that the transactions with such financial institutions were on terms no less favorable to the Company than arrangements with other unaffiliated customers. In all cases and in all years reviewed, the amounts received by the Company from these institutions were less than 1% of the Company’s total revenue for the year. See “Certain Relationships and Related Transactions”, below.

Mr. Henry resigned from his employment with the Company in 2008 and has not previously been considered independent. The Governance Committee of the Board has not made a judgment about his independence since completion of the three-year post-employment period and thus he is not considered to be an independent director at this time.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF "WITHHOLD" WITH RESPECT TO A NOMINEE.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board of Directors. The Board generally meets a minimum of four times during the year, but has complete access to management throughout the year.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which address the following subjects:

-

The majority of the Board should be independent under relevant NASDAQ standards

-

Independent directors should not be compensated by the Company other than in the form of Director’s fees (including any equity awards)

-

Membership on the Audit, Compensation and Governance Committees should be limited to independent directors

-

The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly

-

Non-management directors may meet in executive session from time to time without members of management

-

The Chief Executive Officer shall provide an annual report to the Board on succession planning

-

The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, judgment, technical skills, diversity and age

-

The Board and its committees shall have the right at any time to retain independent counsel

-

Board members should not sit on more than 3 other boards of public companies

-

Board members are expected to attend all Annual Meetings of the Stockholders

-

Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward same to the directors

-

Directors, executive officers and general managers of the Company should own minimum amounts of Company stock in relation to their base compensation

Nomination Policy

The Board of Directors has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company:

-

The recommending stockholder’s name and address, together with the number of shares, length of period held and proof of ownership

-

Name, age and address of candidate

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Detailed resume of candidate, including education, occupation, employment and commitments

-

Description of arrangements or understandings between the recommending stockholder and the candidate

-

Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications described in the Corporate Governance Guidelines

-

A signed statement from the candidate, confirming willingness to serve

-

If the recommending stockholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination

The Secretary of the Company will promptly forward complying nominee recommendation submissions to the Chairman of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder recommendations. If a vacancy arises or the Board decides to expand its membership, the Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks and the Company’s needs.

Board Leadership Structure

The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer. While those offices have been held by different persons since 2004, the members of the Board believe that the Company was well served in the past by combined Chairman/CEOs and that the Board should maintain the flexibility to combine these offices in the future if deemed to be in the best interests of the Company.

The Board is committed to strong, independent Board leadership and believes that objective oversight is critical to effective governance. A majority of our directors are independent as are all members of the committees of the Board – Audit, Compensation and Governance. The independent directors regularly meet in executive session without management directors.

Risk Oversight

Pursuant to the Company’s Corporate Governance Guidelines, the Board performs its risk oversight function primarily through its Audit and Compensation Committees. The Audit Committee oversees risks relating to financial statements and reporting, credit, and liquidity risks. The Compensation Committee is charged with oversight of risks in compensation policies and practices. The Board receives regular reports from these committees as well as management, assesses major risks, and reviews with management options for risk mitigation.

Code of Conduct

The members of the Board of Directors, as well as the executive officers and all other employees, are subject to and responsible for compliance with the Jack Henry Code of Conduct. The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available

The Company has posted its significant corporate governance documents on its website at http://ir.jackhenry.com/governance.cfm. There you will find copies of the current Corporate Governance Guidelines, the Jack Henry Code of Conduct, the Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy) and Audit Committee Charter, as well as the Company’s Certificate of Incorporation and By-Laws. Other investor relations materials are also posted at http://ir.jackhenry.com, including SEC reports, financial statements and news releases.

The Board of Directors and Its Committees

The Board of Directors held four regular meetings and one special meeting during the last fiscal year. Each director attended at least 75% of all meetings of the Board of Directors and all committees on which they served. The independent directors met in three executive sessions without management present during the last fiscal year. In accordance with our Corporate Governance Guidelines, all of the directors attended the Annual Meeting of the Stockholders held on November 9, 2010.

The Governance Committee of the Board has determined that four of the Board’s seven members, Curry, Brown, Flanigan and Shepard, are independent directors under applicable NASDAQ standards. The Board maintains an Audit Committee of which Messrs. Brown, Curry and Flanigan are members. The Board has determined that Matthew Flanigan is an audit committee financial expert because of his extensive accounting and financial experience. The Board also maintains a Compensation Committee of which Mr. Flanigan and Ms. Shepard are members and a Governance Committee of which Messrs. Curry and Brown and Ms. Shepard are members. All members of the Audit, Compensation and Governance Committees are independent directors.

The Compensation Committee establishes and reviews the compensation, perquisites and benefits of the Executive Officers, evaluates the performance of senior executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the Committee under our equity compensation plans and employee stock purchase plan. The Compensation Committee operates under a written charter adopted by the Board.

The Governance Committee identifies, evaluates and recruits qualified individuals to stand for election to the Board of Directors, recommends corporate governance policy changes and evaluates Board performance. The Governance Committee also operates under a charter adopted by the Board. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the “Governance Committee Nomination Policy” attached to its charter, discussed in greater detail in “Corporate Governance,” above.

The Audit Committee selects and retains the independent registered public accounting firm, reviews the scope and results of the audit with the independent registered public accounting firm and management, reviews critical accounting policies and practices, reviews and evaluates our audit and control functions, reviews and pre-approves retention of the independent registered public accounting firm for any audit, audit related and non-audit services, reviews and approves all material related party transactions, and regularly reviews regulatory compliance matters, including our outsourcing services and business recovery operations. The Audit Committee operates under a written Audit Committee Charter.

The Audit Committee met eleven times, the Compensation Committee met six times and the Governance Committee met five times during the last fiscal year.

In 2007, the Board of Directors adopted Stock Ownership Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Within five years of the adoption of the guidelines (that is, by August 2012), each non-employee director of the Company is expected to own Company shares having a value of at least four times the annual director base compensation. For this purpose, in addition to shares held outright, directors may include shares held in trust for immediate family members as well as the “in-the-money” value of any vested stock options and all restricted stock. As measured on June 30, 2011, all directors are in compliance with these guidelines.

Compensation Committee Interlocks and Insider Participation

During our 2011 fiscal year, Messrs. Ellis and Flanigan and Ms. Shepard served on the Compensation Committee. None of the members of the Compensation Committee is currently or was formerly an officer or employee of the Company. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC’s rules and regulations.

Director Compensation

The following table sets forth compensation paid to our directors in fiscal 2011. The compensation paid to Messrs. Prim and Hall as employees is detailed below at “Executive Compensation.”

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)

James J. Ellis	69,000	113,876	-	-	-	$ 182,876
Craig R. Curry	73,500	113,876	-	-	-	187,376
Wesley A. Brown	67,000	113,876	-	-	-	180,876
Matthew C. Flanigan	69,500	113,876	-	-	-	183,376
Marla K. Shepard	63,000	113,876	-	-	-	176,876
Michael E. Henry	50,750	-	-	-	-	50,750

(1)

These amounts reflect the aggregate grant date fair value of shares of restricted stock granted in the fiscal year ended June 30, 2011, in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of stock options awards granted, see Note 9 to the Company’s 2011 Consolidated Financial Statements.

The directors who are employed by the Company do not receive any separate compensation for service on the Board of Directors. In the fiscal year ended June 30, 2011, each non-employee director received annual compensation of $35,000 per year plus $3,500 for attending each in-person Board meeting. Each non-employee director was also reimbursed for out-of-pocket expenses incurred in attending all Board and committee meetings.

In August 2010, the Board of Directors voted to alter the annual equity compensation to be paid to the non-employee directors by replacing the prior annual grants of stock options with annual grants of restricted shares to each non-employee director. These restricted shares are issued under the Company’s existing Restricted Stock Plan. Until changed by vote of the Board, the annual grant amount for each non-employee director will be 4,200 restricted shares, to be granted on the third business day following the date of the Annual Meeting, and the restrictions will lapse in three equal installments over three years on the anniversary of the grant.

The Chairman of the Board also receives a 50% premium over the standard annual and meeting attendance fees to compensate him for chairmanship. Mr. Henry has indicated that he does not wish to receive equity compensation in his role as a non-employee director.

Audit Committee members received $2,000 for each in-person Audit Committee meeting and $1,000 for each telephone Audit Committee meeting attended. Governance and Compensation Committee members received $1,000 for each Committee meeting attended. To compensate for additional time spent on Committee matters, the chairmen of the Audit, Compensation and Governance Committees received a premium of 50% of the standard attendance fee for each Committee meeting that they chaired.

The directors listed above are not eligible to participate in any non-equity incentive plan compensation from the Company or any pension or deferred compensation plan of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Craig R. Curry is Chairman of Central Bank, Lebanon, Missouri. Mr. Curry and his family own all of the equity interests in Central Bank. Central Bank is a customer of the Company and during the year ended June 30, 2011, it paid $335,246 to the Company for software licenses and software maintenance services.

Director Marla K. Shepard is President and CEO of California Coast Credit Union of San Diego, California. California Coast Credit Union is a customer of the Company and during the year ended June 30, 2011, it paid $549,574 to the Company for software licenses and software maintenance services.

The Audit Committee has reviewed the above transactions and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers. The related party transactions were approved by the Audit Committee. The Governance Committee also considered the above transactions and concluded that Mr. Curry and Ms. Shepard remain independent directors despite such customer relationships.

The Board of Directors has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will take into account such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party’s interest in the transaction. No director may participate in any discussion, approval or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is less than $200,000, the Chairman of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy.

For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related Party is any executive officer, director, or more then 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including:  employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, and certain Company charitable contributions. Standing approval is also provided for transactions with another company where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that entity’s shares, if the aggregate amount does not exceed $1,000,000 or 2% of that entity’s annual revenues.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, officer or greater than ten percent beneficial owner who failed to timely file with the Securities and Exchange Commission a report required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the Company’s Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2011 all required Section 16(a) filings were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors is currently composed of three independent directors. The Board has determined that Audit Committee member Matthew C. Flanigan is a financial expert under relevant SEC standards because of his extensive accounting and financial experience. The Board of Directors and the Audit Committee believe that the Audit Committee's current members satisfy all NASDAQ and Securities and Exchange Commission rules that govern audit committee composition.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company’s Compliance Officer, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters. The charter also contains the commitment of the Board of Directors to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal  auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. These meetings without management present are held at least once each year, and one such meeting was held once in the fiscal year just ended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2011 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the Securities and Exchange Commission.

Craig R. Curry, Matthew C. Flanigan and Wesley A. Brown

       Members of the Audit Committee

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and significant employees of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer/Significant Employee Since
John F. Prim	Chief Executive Officer	2001
Tony L. Wormington	President	1998
Jerry D. Hall	Vice Chairman and Executive Vice President	1977
Kevin D. Williams	Chief Financial Officer and Treasurer	2001
Mark S. Forbis	Vice President	2006

The following information is provided regarding the executive officers and significant employees not already described herein, all of whom are United States citizens:

Tony L. Wormington, age 49, President. Mr. Wormington has served as President since 2004. He previously served as Chief Operating Officer from 2003 to 2004 and as a Vice President from 1998 to 2002. Mr. Wormington joined the Company in 1980 and served as Research and Development Manager from 1993 through 2002. Mr. Wormington’s entire career has been spent at the Company, starting in entry-level programming and installation and progressing through levels of management as the Company grew. As President, Mr. Wormington has broad responsibilities with respect to the majority of the Company’s operations and his long tenure and varied experience give him intimate knowledge of the Company, its products, employees and customers.

Kevin D. Williams, age 52, Chief Financial Officer and Treasurer.  In 2001, Mr. Williams was appointed by the Board of Directors to serve as Chief Financial Officer and Treasurer of the Company, having previously served as Controller of the Company since joining the Company in 1998. Prior to joining the Company, Mr. Williams was a practicing CPA as a Senior Manager for the Baird Kurtz & Dobson public accounting firm. Mr. William’s executive management responsibilities extend beyond finance and accounting to include compliance, internal audit, investor relations, facilities and other office services functions that encompass approximately 500 of the Company’s employees.

Mark S. Forbis, age 48, Vice President and Chief Technology Officer.  Mr. Forbis has served as Vice President and Chief Technology Officer since 2006 and as General Manager of Technology Services since 2002. Mr. Forbis joined the Company in 1988 and has served in a number of positions, including Manager of Imaging from 1994 to his appointment as a General Manager in 2002. Prior to joining the Company, Mr. Forbis had several prior jobs in bank data processing, including supervisory and management positions with BankTech, Inc. and Systematics, Inc. As Chief Technology Officer and General Manager of Technology Services, Mr. Forbis leads a team of over 260 researchers, designers, programmers, developers and quality analysts charged with maintaining and upgrading current products and services, developing new products, establishing standards and practices and planning “roadmaps” for future technology development.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Matthew C. Flanigan, Chair

Marla K. Shepard

COMPENSATION DISCUSSION AND ANALYSIS

For the first time you will have the opportunity to vote on Jack Henry’s executive compensation at this year’s Annual Meeting (our “say on pay” vote), included as Proposal 2 in this proxy statement (page 27). We encourage you to review this section prior to casting your “say on pay” advisory vote.

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation and the components we utilize in compensating our top executives. This discussion is focused on our Chief Executive Officer Jack Prim, President Tony Wormington, Chief Financial Officer Kevin Williams, Chief Technology Officer Mark Forbis and Executive Vice President Jerry Hall, who are collectively referred to as the “Named Executives.”  Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 22, which should be read in conjunction with this discussion.

2011 Compensation Overview

Our 2011 executive compensation should be viewed in the context of superior above-target fiscal year 2011 performance on all the key performance measures used to administer the compensation program. At Jack Henry & Associates, the principle of pay for performance is at the center of our decisions regarding executive compensation:

Performance Measure

FY 2011 Performance

Budgeted Operating Income

106% of budget

Comparative Return on Average Assets

68th percentile of Compensation Peer Group

Comparative 3-year Total Shareholder Return

68th percentile of Compensation Peer Group

In broad terms, the fiscal year 2011 executive compensation program implemented this pay for performance principle with the following elements of compensation:

•

No base pay increases in accordance with the request of the executive officers.

•

Annual incentive cash bonus payments that were well above targets (approximately 148% of target for the CEO, President and CFO).

•

Accelerated vesting of previously granted long-term compensation in the form of restricted stock based on superior 3-year total shareholder return in comparison with the Compensation Peer Group (68th percentile). Substantial increases in long-term compensation grants to the executives were also made in fiscal 2011to bring them closer to market comparative goals and the primary form of the grants were restructured to restricted stock units that vest solely on performance measures.

Compensation Philosophy and Objectives

Jack Henry’s compensation philosophy is to offer compensation programs to our executives that:

• Focus executives on achieving consistent earnings growth and superior return on assets;

• Encourage continuation of the Company’s entrepreneurial spirit;

• Attract and retain highly qualified and motivated executives;

• Reward the creation of stockholder value; and

• Encourage esprit de corps and reward outstanding performance.

In meeting these objectives, the Compensation Committee strives for the interests of management and stockholders to be the same – the maximization of stockholder value.

The compensation programs specific to our Named Executives are administered by the Company’s Compensation Committee. Our Compensation Committee normally consists of three Board members, but it currently has only two members following the death of Board member Jim Ellis on August 20, 2011. The current members of the Compensation Committee are both non-employee directors who are independent under the NASDAQ rules. The Compensation Committee operates under a written charter, and has the specific charter responsibility to approve the compensation of the Named Executives and the Company’s Chief Operating Officer, Controller and other Senior Vice Presidents. At this time, the Company does not have any officer with the title of Chief Operating Officer.

The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•

To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our peer group.

•

To link performance and executive pay by tying bonus amounts to achievement of key objectives under the company’s annual business plans.

•

To reward competitive performance in comparison with peers in our industry.

•

To reward the creation of long-term stockholder value through long-term incentive compensation awards and encouragement of significant stock ownership by top management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay. Base pay and benefits are set primarily to attract and retain highly qualified and effective employees. Variable incentive pay is used to align the compensation of the Named Executives with the Company’s short term business and performance objectives such as income targets and overall financial performance. Equity awards are used to retain key employees and to motivate executives to create long-term stockholder value.

Process for Establishing Compensation

The Compensation Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In conducting an annual performance review and determining appropriate compensation levels for our Chief Executive Officer, President and Chief Financial Officer (the “Senior Executives”); the Compensation Committee meets and deliberates outside the presence of the Senior Executives and other members of the executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from the Senior Executives. Performance reviews of our Chief Executive Officer and each other Named Executive are based on subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our Senior Executives make recommendations concerning salary adjustments, cash bonus programs and award amounts for the Named Executives who are not Senior Executives, the Compensation Committee can exercise its discretion to modify or reject any such recommendations.

In designing compensation programs and determining compensation levels for the Named Executives for fiscal year 2011 (ending June 30, 2011), as well as for fiscal year 2012,  the Compensation Committee was assisted by independent compensation consultants. This year the Compensation Committee engaged Towers Watson, a global human resources consulting firm, to serve as its independent advisor and compensation consultant with respect to fiscal 2012. Hay Group, Inc. advised the Committee for fiscal years 2008 through 2011. The Chairman of the Compensation Committee worked directly with the independent compensation consultants to determine the scope of the work needed to assist the Committee in its decision-making processes. The engagements of both consulting firms included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, long term incentives, and comparative data regarding severance. Neither Hay Group nor Towers Watson provides any other consultation or services to the Company or management.

In making compensation decisions, the Compensation Committee compared each element of total direct compensation against a peer group of publicly traded companies in the software, payments and data processing industries against which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.”   In selecting companies for the Compensation Peer Group, the Compensation Committee has considered various companies provided by the Senior Executives, as well as companies submitted by the Committee’s independent compensation consultants. The current Compensation Peer Group is comprised of the following 21 companies:

ACI Worldwide	Alliance Data Systems	Bottomline Technologies, Inc.
Cerner Corporation	DST Systems, Inc.	Euronet Worldwide, Inc.
Fair Isaac Corporation	Fidelity National Information Services, Inc.	Fiserv, Inc.
Global Cash Access Holdings	Global Payments	Heartland Payment Systems
Lender Processing Services	Micros Systems	Online Resources Corporation
SEI Investments Co.	S1 Corporation	Telecommunication Systems, Inc.
Tier Technologies	Total Systems Services	Tyler Technologies, Inc.

The Compensation Peer Group is reviewed annually and, as appropriate, updated by the Compensation Committee. In addition to industry considerations, the Compensation Committee selects companies for the Compensation Peer Group based on their annual revenues and market capitalization. The Compensation Peer Group was last revised in July 2010. The Compensation Peer Group was again reviewed by the Compensation Committee and by Towers Watson in July 2011, but no changes were made. For comparison purposes, Jack Henry’s annual revenues are near the median revenues of the current members of the Compensation Peer Group.

To benchmark each element of total compensation for our Named Executives, the independent advisor to the Compensation Committee provided data from two key sources: an executive compensation survey reflective of the Compensation Peer Group and proxy statements and other public filings for the companies in our Compensation Peer Group. The advisor also provided data from a compensation survey for the entire software industry for executive positions and compensation programs for which we lacked clear comparable data from the Compensation Peer Group. In reviewing compensation survey data, the Compensation Committee considered data for software companies with annual revenues similar to ours. Sources of data for compensation surveys and analysis include surveys for our Compensation Peer Group and the software industry, in addition to proxy statements and other public filings by companies in our Compensation Peer Group.

As discussed below, decisions regarding fiscal 2011 total cash compensation continued to be influenced by the ongoing economic crisis and resulting Company-wide policy of compensation freezes and reductions in fiscal 2009 and 2010. The Named Executives requested that their salaries should be fully subject to the freeze and reduction policies that impacted all employees of the Company. As a result, salaries for the Named Executives were not set in reference to Compensation Peer Group or market data for fiscal years 2010 and 2011.

In setting fiscal 2011 compensation, the Compensation Committee considered benchmarks for total cash compensation (i.e., base salary and annual cash incentives) for the Named Executives and approved bonuses which combined with the salaries approach the 50th percentile of the Compensation Peer Group. In targeting total cash compensation at or near the 50th percentile, the Compensation Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the Compensation Committee also considered other relevant factors including performance against pre-identified objectives under business plans for the preceding fiscal year, individual performance reviews, and internal equity for compensation levels among our executives.

The Compensation Committee did not apply a market 50th percentile target in its decisions on long-term incentive compensation for fiscal 2011, but has a goal of moving closer to that target in future years. The long-term incentive compensation granted to the Named Executives in fiscal 2011 was in fact below the 50th percentile of the Compensation Peer Group.

The allocation between cash, non-cash, short-term and long-term incentive compensation is informed by the practices of our Compensation Peer Group and reflects the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals. For the fiscal year ending June 30, 2011, the elements of the compensation mix included:

•

Base salary, which is designed to attract and retain executives over time;

•

Annual cash incentive bonus compensation, which is designed to focus on business objectives established by the Board for a particular year;

•

Long-term incentive compensation, consisting primarily of performance-based restricted stock units which are earned by achieving levels of total shareholder return compared to our peer group, and thus are designed to focus executives on the long-term success of the Company as reflected in the market price of the Company’s stock; and

•

Broad-based employee benefits programs.

Base Salary

In light of continuing economic uncertainty and the shared sacrifice of all Company employees in the form of salary reductions in 2009 and 2010, the Named Executives requested that the Compensation Committee maintain their base salaries at then-current levels (originally set in fiscal 2009, reduced in May 2009, and restored in March 2010) through fiscal 2011. The Compensation Committee honored this request and maintained the salaries of Messrs. Prim, Wormington and Williams at 2009 levels in fiscal 2011.

Mr. Hall’s base salary is fixed at $54,200, the reduced amount he requested in 2009, reflecting his senior, part-time and largely advisory role in management.

Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team, it also believes that a significant portion of executive compensation should be based on pay-for-performance.

Annual Incentive Cash Bonuses

It is our practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation under programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted earnings and superior returns in comparison to our competitors. In setting the bonus amounts a Named Executive is eligible to earn for achieving specified objectives, in fiscal 2011 the Compensation Committee targeted bonus and total cash compensation levels at or near the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary and the percentages increase with job scope and complexity. Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved and can also earn increased bonus amounts for performance in excess of the level of targeted performance.

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise negative discretion to reduce an award based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant.

To provide an appropriate structure for cash bonus incentives for fiscal 2008 and future years, the Compensation Committee proposed the 2007 Annual Incentive Plan, which was approved by the Board of Directors and was ratified by vote of the stockholders. Cash bonus incentives in fiscal year 2011 were structured under the 2007 Annual Incentive Plan.

The fiscal 2011 incentive cash bonus plan established for the Senior Executives (Messrs. Prim, Wormington and Williams) was similar to the 2010 plan and was based 70% upon achievement of annual budget operating income targets and 30% upon achievement of a superior return on average assets (“ROAA”) in comparison with the Compensation Peer Group. ROAA was defined as operating income of the Company divided by average assets (beginning assets plus ending assets divided by two) for the plan year. The fiscal 2011 annual incentive plan provided that no bonus was payable unless the Company’s performance on both the operating income and ROAA measurements were at or above the thresholds for achievement. The operating income target was determined in relation to the annual budget of the Company as approved by the Board of Directors, and excludes from consideration operating income contributions from operating units acquired during the year. The plan called for bonuses of 85% of base compensation for the Chief Executive Officer and 65% of base compensation for the President and Chief Financial Officer at pre-determined performance targets, but also provided for bonuses of 20% of targeted bonuses at threshold performance and as much as 200% of targeted bonuses at maximum performance. The bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the Compensation Committee by its independent advisor. The operating income component of the annual bonus for the Senior Executives ranged from a threshold of 90% of budgeted operating income to a target at 100% and to a maximum at 110%. The ROAA component of the annual bonus ranged from a threshold performance at the 50th percentile in comparison to the Compensation Peer Group to a target set at the 65th percentile and to a maximum at or above the 90th percentile. The Compensation Committee consulted with the Senior Executives with regard to the performance targets and attempted to set the overall threshold performance levels at a probability of approximately 80%, the target at approximately 50% probability and the maximum at a low probability of approximately 10%. The maximum bonus was thus intended to be payable only upon truly superior performance. The Compensation Committee intended for this bonus plan to provide a strong incentive for management to meet budgetary income goals in fiscal 2011 as well as to encourage superior performance in utilization of corporate resources.

Mr. Forbis’ plan varied somewhat from the plan for the Senior Executives in that his bonus was based 50% upon the same corporate goals used in the plan for the Senior Executives and 50% upon achievement of his specific objectives in his role as Chief Technology Officer as set in his performance review early in the fiscal year.

Under continuing difficult economic conditions in fiscal 2011, the Company performed well, producing operating income of $216.3 million, or approximately 106% of budgeted operating income of $203.7 million. Superior ROAA performance was also achieved, placing the Company’s 9.0% ROAA in the 68th percentile in comparison with the Compensation Peer Group. These factors resulted in payments of incentive cash bonus to the Senior Executives of 148.2% of targeted amounts. Mr. Forbis received 123.2% of his targeted bonus, based on achievement of Company goals and individual achievement of his departmental goals.

Out of the last four fiscal years, bonuses were earned in fiscal years 2010 and 2011, but in the prior two years superior comparative ROAA performance was achieved but “near misses” in operating income resulted in the payment of no incentive cash bonuses to any member of management. The Compensation Committee notes that the plan is not structured to result in the payment of bonus in every year and the threshold performance targets are not set at levels which are easy to achieve. The Compensation Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and are instrumental in obtaining excellent performance in comparison with the Company’s competitors in a difficult market and economy.

The Committee believes that the costs to the Company of potentially large incentive bonuses are fully justified by the potential benefits and return to our stockholders. The Compensation Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan deemed necessary.

In addition to the cash bonus opportunities under our formal pay-for-performance cash bonus programs, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other employees from time to time that are not part of the annual incentive plan or any other plan. With respect to the Named Executives, no discretionary bonuses were awarded based on Company performance or the executives’ performance during fiscal 2011.

Long-Term Incentive Compensation

For many years, the Company provided long-term compensation to its senior management and employees in the form of stock options. Such options were granted occasionally but not annually. The last stock option grant to any of the Named Executives was in fiscal year 2003. In 2005, the stockholders approved the Company’s Restricted Stock Plan, which is intended to be the primary structure for future equity incentive awards to the executive officers and other employees of the Company and its subsidiaries. We believe that equity awards have been instrumental in building Jack Henry & Associates, in retaining talent, and in encouraging management to take the long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the adoption of the Restricted Stock Plan, the Compensation Committee has had the discretionary authority to grant restricted stock awards and to determine the terms of the restrictions on granted shares, however no shares of restricted stock were granted in fiscal years 2006 and 2007. With respect to fiscal years 2008, 2009 and 2010, the Company granted long-term incentive compensation in the form of shares of restricted stock to our Senior Executives and to Mr. Forbis.

In fiscal year 2011, long-term incentive compensation granted to these officers was primarily in the form of restricted stock units. Because of his senior, advisory status and substantial current holdings, Mr. Hall was not considered eligible for restricted stock or restricted stock unit grants. Grants may be made annually in the future, but future grants will continue to be discretionary and amounts may fluctuate based upon the Compensation Committee’s evaluation of performance from year to year. In determining the level of award for a Named Executive, the Compensation Committee considers relevant factors such as achievement of previously identified objectives, the executive’s performance, comparative data from the Compensation Peer Group and other sources, the current equity ownership and stock options held by the individual executive and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the Compensation Committee believes it is appropriate to consider the Company’s performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s performance during the preceding fiscal year benefited stockholders through appreciation in the market price of the Company’s Common Stock. In administering the equity compensation programs, the Compensation Committee monitors the level of dilution that can result from equity awards to executives and other employees and considers the dilutive effect of the Company’s aggregate equity awards during any fiscal year.

The specific grants to the Senior Executives and to Mr. Forbis for fiscal 2011 were primarily structured as restricted stock units (“RSUs”) that vest only on achievement of performance goals and thus strongly reflect the principle of pay for performance. A grant of RSUs is a contractual right to receive stock and/or cash in the future when vesting conditions are met. The specific grants of RSUs in fiscal 2011 to the Named Executives (other than Mr. Hall) vest at the end of three years based on total shareholder return in comparison to the Compensation Peer Group over the three year period. For this purpose, total shareholder return (“TSR”) is defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. A target amount of stock has been set for each Named Executive that can be earned if TSR at the end of the three-year period is at the 63rd percentile in comparison to the Compensation Peer Group. No shares will be earned if the Company’s TSR is below the 25th percentile at the end of the period. Vesting ranges from 20% of the RSU shares at the 25th percentile to the full amount of the grant (175% of target) at or above the 75th percentile relative to the Compensation Peer Group. No shares will vest if performance is below the 25th percentile threshold. By setting the target amount at the 63rd percentile, the Committee continues to convey that long-term above-average performance is expected and remains the goal of this incentive program.

 The 2011 RSU grants to the Named Executives (other than Mr. Hall) were approved in specific share amounts with grant date accounting values roughly targeted at 190% of base salary for Mr. Prim, 100% of salaries for Messrs. Wormington and Williams, and 75% of salary for Mr. Forbis. Due to some timing differences, the actual accounting values on the grant date of September 10, 2010 were approximately 10% higher than these salary-based targets.

The use of RSUs allows for flexibility in addressing the orderly retirement of grantees. The RSUs contain terms which allow for the pro-rata vesting of awards upon retirement based on full years of service following the date grant. For this purpose, retirement is defined as termination with the stated purpose of retirement after 30 years of service to the Company or after the age of 57 and 15 years of service. With respect to a retirement during the term, at the end of the three year term of the grant, the award would be calculated and a pro-rata portion would be settled to the grantee based on completed full years of service. For example, if an eligible grantee retires 14 months after the grant date, he would be credited with one full year of service and would be entitled to one-third of any amount that vests on performance measured at the end of the three-year grant. Death or incapacity of a grantee is addressed in the same manner, with pro-rata vesting based on completed full years of service. Upon a change in control of the Company, all RSUs vest and will be settled, regardless of the performance measures achieved.

The Compensation Committee made a separate and special market adjustment grant of 40,000 shares of restricted stock to Mr. Prim in fiscal 2011, and all restrictions on such shares will lapse at the end of three years. The restricted shares will be forfeited if Mr. Prim’s employment is terminated for any reason other than change in control, including retirement, before completion of the three year period.

While the fiscal 2011 grant amounts were determined with reference to comparable grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data, they were not targeted at any particular relative level and were in fact below the 50th percentile of the Compensation Peer Group. The 2011 awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested or are still restricted in the event that the grantee’s employment with the Company is terminated for any reason other than in the event of death, incapacity, retirement or in connection with any change in control.

The Committee notes that as to the 2008 and 2009 awards of restricted stock to the Senior Executives that contained provisions allowing for accelerated vesting based on three and four-year TSR performance, the three and four-year measurement of TSR performance in July of 2011 showed that the Company performed in a superior fashion at the 68th percentile for three years and the 73rd percentile for the four-year measurement in comparison with the Compensation Peer Group. This resulted in the early lapse of restrictions with respect to portions of both the 2008 and 2009 awards to each of the Senior Executives.

Termination Benefits Agreements

Each of the Named Executives, other than Mr. Hall, has entered into a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption “Agreements with Executive Officers.”  These agreements reflect the concern of the Board of Directors that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Termination Benefits Agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change in control.

The Compensation Committee believes that such agreements should not include provisions that would obligate an acquirer of the Company to make large cash payouts to our Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any cash payment obligations to our Named Executives under their respective agreements. Payment obligations only arise in the event the Named Executive’s employment is terminated or is deemed to be terminated without “Cause” (as defined in the agreements) within the period commencing 90 days prior to and for two years following a change in control for the Senior Executives. The Company does not provide, nor has it ever provided, excise tax gross-up payments to any employee in the event of a change in control and termination.

Payment obligations under the Termination Benefits Agreements with the Named Executives are two times the current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits are also continued for 18 months for the Named Executives, and all stock options and restricted stock awards become fully vested. The benefits provided were determined primarily by reference to comparative data provided to the Compensation Committee by its independent advisor and, at least in relation to base salary, are consistent with the prior agreements which they replaced. The benefits are believed by the Compensation Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption.

The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties. The agreements specify that they do not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

The awards of long-term incentive compensation to the Named Executives in fiscal 2011 in the form of restricted stock units vest by their terms solely on a change in control and do not also require the actual or deemed termination of the executive for vesting.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, paid vacation time and company contributions to a 401(k) Employee Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. There are no additional benefits programs for our Named Executives.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for the Named Executives, other members of management and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual cash retainer. The guidelines are four times base salary for the Chief Executive Officer,  three times base salary for President and Chief Financial Officer, one time base salary for the Vice Presidents and General Managers, and four times the annual base retainer for directors. The value of each person’s share holdings for purposes of the guidelines includes all unrestricted and restricted shares held, all Company shares held in the person’s retirement accounts, all shares held by or for the person’s immediate family members, and the in-the-money value of all Company stock options held. Unvested restricted stock units are not counted for purposes of measuring compliance with the stock ownership guidelines. Even though all members of management now hold a number of shares at or above the number of shares specified under the guidelines, the Compensation Committee recognizes that executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of  shares with the specified market value. The Compensation Committee will continue to monitor each executive’s progress towards and continuing compliance with the guidelines in determining grants of equity awards.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and other Named Executives to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments.

COMPENSATION AND RISK

Under its charter, the Compensation Committee is charged with review of risks related to the Company’s compensation policies and practices. In 2011 (as in 2010), the Compensation Committee directed the Human Resources General Manager of the Company to conduct a compensation risk assessment and to report to the Committee. The assessment reviewed design features, characteristics and performance metrics used in compensating all employees of the Company, including salaries, sales incentives, incentive bonus plans and long-term equity incentive compensation awards. The Compensation Committee reviewed and discussed the report and concluded that the Company’s compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on a number of factors, including:

•

The compensation levels and practices are generally judged to be uncomplicated and fair.

•

Benefits are offered to all eligible employees on non-discriminatory bases and no material perquisites are offered solely to executives or management.

•

Variable and incentive compensation elements are subject to appropriate controls and limitations.

•

Incentive bonuses are determined either wholly or largely on total Company financial performance.

•

Compensation of executives and senior managers is balanced between salary, benefits, annual cash incentive bonuses and long-term equity incentive awards, resulting in appropriate balancing of short and long-term interests and goals.

•

Executives and senior managers are subject to stock ownership guidelines which align their interests with those of the stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with regard to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and the Company’s other three most highly compensated executive officers (collectively, our “Named Executives”) during the fiscal years ended June 30, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1)	($)	($) (2)	($) (3)	($)
John F. Prim	2011	520,000	-	2,029,900	-	655,044	5,000	3,209,944
Chief Executive Officer	2010	495,733	-	392,953	-	625,430	5,000	1,519,116
	2009	507,750	-	392,009	-	-	5,000	904,720

Tony L. Wormington	2011	428,480	-	473,021	-	412,755	5,000	1,319,256
President	2010	408,484	-	323,802	-	394,094	5,000	1,131,380
	2009	416,934	-	323,011	-	-	5,000	744,929

Kevin D. Williams	2011	386,250	-	426,389	-	372,075	5,000	1,189,714
Treasurer and	2010	368,225	-	291,891	-	355,253	5,000	1,020,369
Chief Financial Officer	2009	377,573	-	291,173	-	-	5,000	673,731

Mark S. Forbis	2011	250,000	-	206,981	-	92,436	5,000	554,417
Vice President and Chief	2010	238,333	-	141,646	-	86,856	5,000	471,835
Technology Officer	2009	241,127	-	141,323	-	-	5,000	387,440

Jerry D. Hall	2011	52,400	-	-	-	-	2,620	55,020
Vice Chairman and	2010	52,400	-	-	-	-	3,849	56,249
Executive Vice President	2009	101,973	-	-	-	-	4,979	106,952

(1)

Reflects restricted stock grants made on September 10, 2008 and September 10, 2009 and grants of restricted stock units on September 10, 2010 under the Company’s Restricted Stock Plan to Messrs. Prim, Wormington, Williams and Forbis. Also reflects a grant of 40,000 shares of restricted stock to Mr. Prim on September 10, 2010. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial Statements for the year ended June 30, 2011.

(2)

Reflects amounts paid following the end of the fiscal year based upon achievement of performance goals under the 2007 Executive  Bonus plan as to Messrs. Prim, Wormington and Williams and under the 2007 General Manager Bonus Plan as to Mr. Forbis. These amounts were earned in the fiscal year listed and paid in the following fiscal year.

(3)

Reflects matching contributions to the individual’s accounts pursuant to the Company’s 401(k) retirement plan.

Grants of Plan-Based Awards Table

The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2011 under our 2007 Annual Incentive Plan with respect to performance targets set for fiscal 2011 and grants of restricted stock and restricted stock units made during fiscal year 2011.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#)	($/Sh)	($) (3)
Jack Prim	9/10/2010	88,400	442,000	884,000	14,000	40,000	70,000	40,000	-	-	2,029,900
Tony Wormington	9/10/2010	55,700	278,525	557,024	5,999	17,140	29,995	-	-	-	473,021
Kevin Williams	9/10/2010	50,220	251,063	502,125	5,408	15,540	27,038	-	-	-	426,389
Mark Forbis	9/10/2010	15,000	75,000	150,000	2,625	7,500	13,125	-	-	-	206,981
Jerry Hall	-	-	-	-	-	-	-	-	-	-	-

(1)

Restricted stock units granted on September 10, 2010 under the Company’s Restricted Stock Plan.

(2)

Restricted shares granted on September 10, 2010 under the Company’s Restricted Stock Plan.

(3)

The amounts in the table represent the grant date fair value of the Awards. Information about the assumptions used to determine the grant date fair value of the awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial Statements for the year ended June 30, 2011.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards

The 2008 annual base salary of Mr. Prim was $520,000, the base salary of Mr. Wormington was $428,500, the base salary of Mr. Williams was $386,300, and the base salary of Mr. Forbis was $250,000. In response to the economic crisis and its effects on the Company’s business, temporary reductions in compensation of all Company employees were made on June 1, 2009. The reductions were staged by compensation level and ranged from 1.5% at the lowest levels to a 7% reduction applied to the base salaries of Messrs. Prim, Wormington, Williams and Forbis. As a part of these measures, all employees were informed that merit raises were suspended for fiscal 2010. All salaries were restored to May 2009 levels as of March 1, 2010. As a result of these developments, the base salaries of the Named Executives were not increased for fiscal year 2010 and, at the request of the Senior Executives and General Managers of the company (including Mr. Forbis), were not increased in fiscal 2011. Reflecting his advisory role in management and at his request, Mr. Hall’s base salary was reduced to $52,400 in 2010 and continued at that level in fiscal 2011.

For the year ended June 30, 2011, the Named Executives (other than Mr. Hall) had the opportunity to earn cash incentive bonuses under the Company’s annual incentive cash bonus plan. Mr. Hall was not eligible under any bonus plan due to his senior advisory status. As set forth in greater detail in “Compensation Discussion and Analysis – Annual Incentive Cash Bonuses” above, the performance goals for Messrs. Prim, Wormington and Williams were based on achieving operating income targets established in the Company’s annual budget and upon achieving superior return on average assets in comparison with the Compensation Peer Group. Mr. Forbis’ performance goals included the Company’s achievement of budgeted operating income as well as achievement of his departmental goals. The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance and required that for any bonus to be paid, all minimum thresholds had to be achieved. For the year ended June 30, 2011, actual operating income was 106% of budgeted operating income and superior return on average assets was achieved at the 68th percentile in comparison with the Compensation Peer Group, yielding a payout at 148.2% of target for Messrs. Prim, Wormington and Williams. Mr. Forbis’ performance goals were also met and exceeded resulting in a payout of 123.2% of his target bonus. Incentive cash bonuses were paid with respect to fiscal year 2011 performance in the following amounts to the Named Executives in August 2011:  Mr. Prim:  $655,044, Mr. Wormington: $412,755, Mr. Williams: $372,075, and Mr. Forbis: $92,436.

On September 10, 2010, the Company granted 40, 000 shares of restricted stock to Mr. Prim, and all restriction on such shares will lapse at the end of three years. The Company also entered into Restricted Stock Unit Agreements with each of the Named Executives (other than Mr. Hall) on September 10, 2010, in the following threshold, target and maximum share amounts:

Name	2011 RSU Threshold Grant	2011 RSU Target Grant	2011 RSU Maximum Grant
John F. Prim	14,000	40,000	70,000
Tony L. Wormington	5,999	17,140	29,995
Kevin D. Williams	5,408	15,540	27,038
Mark S. Forbis	2,625	7,500	13,125

The Restricted Stock Unit Agreements entered into with each of the above Named Executives in fiscal year 2011 are identical except for the number of restricted stock units. All agreements settle three years following the grant date based upon the performance of the Company in comparison to the Compensation Peer Group in producing total shareholder return over the three year period. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. Comparative performance in total shareholder return at less than the 25th percentile will result in no settlement. The target award is earned with total shareholder return at approximately the 63rd percentile and the maximum amount is earned with performance at the 75th percentile or higher.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information regarding outstanding stock options, shares of restricted stock and restricted stock units held by the Named Executives as of June 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(1)		(#)	($)		(#) (2)	($) (3)	(#) (4)	($) (5)
Jack Prim	50,000	-	-	10.84	4/11/2013	86,319	2,590,433	70,000	2,100,700
Tony Wormington	50,000	-	-	10.84	4/11/2013	38,235	1,147,432	29,995	900,150
Kevin Williams	25,000	-	-	10.84	4/11/2013	34,467	1,034,355	27,038	811,410
Mark Forbis	-	-	-	-	-	15,911	477,489	13,125	393,881
Jerry Hall	-	-	-	-	-	-	-	-	-

(1)

 All options are fully vested.

(2)

With respect to the restricted stock grants made to Messrs. Prim, Wormington and Williams in 2007, 2008 and 2009, the restrictions on one-third of the shares lapse three years after the date of each grant and the remainder lapse at the end of seven years from the grant date, but may lapse earlier if at the end of years three, four and five the Company has achieved average shareholder returns over such periods which are at or in excess of the 65th percentile in comparison with other members of the Compensation Peer Group.  Mr. Prim was granted additional shares of restricted stock in fiscal year 2011 as to which all restrictions lapse at the end of three years. The restrictions on Mr. Forbis’ restricted shares will lapse over five years from each grant date, with one-ninth lapsing at the end of each of the first three years and one-third lapsing at the end of each of years four and five.

(3)

Amounts calculated by multiplying the closing market price of our common stock on June 30, 2011 ($30.01 per share) by the number of unvested shares of restricted stock.

(4)

The restricted stock units vest three years from the date of grant based on achievement of total shareholder returns in comparison with other members of the Compensation Peer Group. No restricted stock units vest if total shareholder return over the three year period is below the 25th percentile and the full amount vests with performance at or above the 75th percentile. Share amounts disclosed reflect the maximum number of shares that could vest upon performance at the highest level of 75th percentile or above.

(5)

Amounts calculated by multiplying the closing market price of our common stock on June 30, 2011 ($30.01 per share) by the maximum number of shares issuable under the restricted stock units.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises by the Named Executives and restricted stock that vested during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($) (2)
John F. Prim	225,000	288,789	10,736	261,636
Tony L. Wormington	-	-	8,933	217,697
Kevin D. Williams	25,000	472,867	8,053	196,252
Mark S. Forbis	-	-	2,286	55,710
Jerry D. Hall	-	-	-	-

(1)

Represents difference between exercise price and market value of the Company’s Common Stock on the date of exercise.

(2)

Value of the shares acquired on September 10, 2010, at the closing market price of such shares on September 9, 2010.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control

The Company has no employment contracts with any of its executive officers.

The Company has entered into Termination Benefits Agreements with each of Messrs. Prim, Wormington, Williams and Forbis. Under these agreements, change in control is defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board of Directors during any two year period for reasons other than death, disability or retirement, approval by the stockholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the stockholders of a merger or consolidation if the Company stockholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provide a cash payment severance benefit equal to 200% of the executive’s annual salary plus target bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options will fully vest, all restrictions on restricted stock will lapse and the terminated executive will receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company’s life insurance, disability, and dental plans for 18 months or until the executive becomes eligible for comparable benefits under a subsequent employer’s arrangements. The termination benefits will be paid upon any termination of the executive during the 90 days prior to and the two years following any change in control unless the termination occurs by reason of the executive’s death, disability, or if the termination is for cause. The termination benefits will also be paid if the executive terminates his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Termination Benefits agreements as if the triggering events occurred on June 30, 2011, the last day of the last completed fiscal year. The table also shows the value as of June 30, 2011 of all issued shares of restricted stock with respect to which restrictions would lapse upon a change in control and termination, and all RSUs with respect to which vesting would occur upon a change in control:

Name	Cash Payment Severance Benefit	Welfare Benefit	LTIP Restricted Stock and RSU Vesting
	($)	($)	($)
John F. Prim	1,924,000	20,825	4,691,133
Tony L. Wormington	1,413,984	14,690	2,047,582
Kevin D. Williams	1,274,625	25,205	1,845,765
Mark S. Forbis	650,000	39,223	871,370

Pursuant to the terms of the Restricted Stock Agreements previously entered into with Messrs. Prim, Wormington, Williams and Forbis, all restrictions on restricted shares immediately lapse in the event of a change in control of the Company. Similarly, the Restricted Stock Unit Agreements entered into on September 10, 2010 and 2011 with these same executives provide that all restricted stock units shall be settled as soon as practicable following a change in control. For purposes of these Restricted Stock Agreements and Restricted Stock Unit Agreements, the definition of “change in control” as set forth in the Company’s Restricted Stock Plan is virtually the same as set forth the Termination Benefits Agreements discussed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2011 with respect to the Company’s equity compensation plans under which our Common Stock is authorized for issuance:

Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table)

1995 Non-Qualified Stock Option Plan (Non-employee Directors)	76,667	$18.88	0
1996 Stock Option Plan (Employees)	743,204	$13.57	0
2005 Restricted Stock Plan	0	$0.00	2,215,886
2005 Non-Qualified Stock Option Plan (Non-employee Directors)	170,000	$23.30	520,000

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation requires that we include in this proxy statement a non-binding stockholder vote on compensation of the officers named in the Summary Compensation Table on page 22. With this "say on pay" proposal you can elect to endorse or not endorse our executive compensation programs and policies and the compensation we paid our Named Executives in fiscal 2011.

The say on pay vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, the Compensation Committee has designed the executive compensation program to encourage continuation of the Company's entrepreneurial spirit, attract and retain highly qualified and motivated executives, reward the creation of stockholder value, and encourage esprit de corps and reward outstanding performance. In designing the overall executive compensation program, the Company's Compensation Committee strives for the interests of management and stockholders to be the same–the maximization of stockholder value.

Our executive compensation package for Named Executives includes both cash and equity-based compensation, with an emphasis on performance-based pay. The Compensation Committee each year reviews and updates our executive compensation program to ensure they achieve the desired goals.

The Board of Directors believes that the compensation of the Named Executives is appropriate and effective in achieving the Company's objectives. Accordingly, the Board of Directors recommends that you vote to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES, ON AN ADVISORY, NON-BINDING BASIS. PROXIES  RECEIVED BY THE BOARD OF DIRECTORS WILL  BE VOTED FOR  THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES UNLESS  STOCKHOLDERS SPECIFY  IN THEIR  PROXY A  VOTE OF  "AGAINST"  OR "ABSTAIN".

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF A VOTE

 ON EXECUTIVE COMPENSATION

The same recently adopted legislation referred to in Proposal 2 also enables our stockholders to indicate how frequently in the future we should seek an advisory vote on the compensation of our Named Executives. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executives once every one, two or three years.

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of the officers named in the Summary Compensation Table on page 22. The advisory vote on executive compensation described in Proposal No. 2 is referred to as a “say-on-pay vote.”

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings. Under this Proposal 3, stockholders may vote to recommend that we have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four advisory options (holding the vote every one, two or three years, or abstaining). You may cast your advisory vote by choosing the option of one year, two years, three years, or abstaining from voting.

The option of one year, two years or three years, if any, that receives the approval by the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting, a quorum being present, will be the frequency of the vote on the compensation of our Named Executives that has been approved by stockholders on an advisory basis. Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ON PROPOSAL 3 TO HOLD FUTURE SAY ON PAY VOTES EVERY YEAR ON AN ADVISORY, NON-BINDING BASIS. PROXIES  RECEIVED BY  THE BOARD OF DIRECTORS WILL  BE VOTED FOR HOLDING THE VOTE EVERY YEAR UNLESS  STOCKHOLDERS SPECIFY  IN THEIR  PROXY A  VOTE IN FAVOR OF HOLDING THE VOTE EVERY TWO YEARS OR EVERY THREE YEARS  OR "ABSTAIN".

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2011 and the effectiveness of our internal control over financial reporting as of June 30, 2011. The Audit Committee has selected Deloitte & Touche, LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to stockholders for ratification. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting Deloitte & Touche LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use Deloitte & Touche LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the stockholders to ratify at the Annual Meeting. If the stockholders do not ratify the engagement of Deloitte & Touche LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Deloitte & Touche LLP.

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2011 and 2010 and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, the audit of the Company’s assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2011	2010
Audit Fees	$ 510,930	$ 549,668
Audit-Related Fees (1)	559,642	553,532
Tax Fees (2)	173,003	378,112
All Other Fees	3,128	26,184
Total Fees	$ 1,246,703	$ 1,507,496

(1)

Audit-related fees for 2011 and 2010 included audits of one employee benefit plan, audits performed in accordance with SAS 70 and review of other SEC filings. SAS 70 reviews are conducted to evaluate the effectiveness of operational controls in various regulated business operations of the Company, including our data processing service bureaus.

(2)

Tax fees for 2011 relate to U.S. federal, state and local tax planning and compliance. Tax fees for 2010 included general tax compliance and consulting, as well as additional fees related to a comprehensive analysis of the Company’s Domestic Production Activities Deduction (IRC Section 199).

In making its decision to continue to retain Deloitte & Touche as the Company’s independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm’s independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit related and non-audit services performed by the Company’s independent registered public accounting firm. All non-audit services for 2011 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories:  audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chairman reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES  RECEIVED BY  THE BOARD OF DIRECTORS WILL  BE VOTED FOR  THE RATIFICATION UNLESS  STOCKHOLDERS SPECIFY  IN THEIR  PROXY A  VOTE OF  "AGAINST"  OR "ABSTAIN".

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders must submit their proposals to the Company’s Secretary on or before June 5, 2012. A stockholder who wishes to present a proposal at the 2012 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the proposal to the Company’s Secretary by August 19, 2012. The Company’s bylaws specify requirements for the content of the notice that stockholders must provide.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone, telegraph, or in person by officers, directors and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing, and mailing the Proxy Statement, the Proxy and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2011 Annual Report which accompanies this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the 2011 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael E. Henry

Michael E. Henry

Chairman of the Board

Monett, Missouri

October 3, 2011

A copy of the Company’s Annual Report is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K as filed with the Securities and Exchange Commission upon written request directed to Kevin D. Williams, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, www.jackhenry.com/ir/.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 17, 2011:

The Proxy Statement and the 2011 Annual Report are available at www.edocumentview.com/JKHY.

[PROXY CARD]

Jack Henry &
Associates, Inc.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on November 17, 2011.

[ ]	Vote by Internet
* Log on to the Internet and go to
www.envisionreports.com/JKHY
* Follow the steps outlined on the secured website.

[ ]	Vote by telephone
* Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.
* Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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[A]  Proposals - The Board of Directors recommends a vote FOR Proposals 1, 2, ONE YEAR Proposal 3, and FOR Proposal 4.
1. Election of Directors:	For Withold		For Withold		For Withold

01 - J. Hall	☐ ☐	02 - M. Henry	☐ ☐	03 - M. Flanigan	☐ ☐

04 - C. Curry	☐ ☐	05 - W. Brown	☐ ☐	06 - M. Shepard	☐ ☐

07 - J. Prim	☐ ☐

2.	To approve a non-binding advisory vote on the compensation of our named executive officers.	For Against Abstain ☐ ☐ ☐

3.	To recommend, by a non-binding advisory vote, the frequency of future stockholder votes on executive compensation.	1 Yr 2 Yr 3 Yr Abstain ☐ ☐ ☐ ☐

4.	To ratify the selection of the Company's independent registered public accounting firm.	For Against Abstain ☐ ☐ ☐

Note:	Such other business as may properly come before the meeting or any adjournment thereof.

[B]  Non-Voting Items

Change of Address - Please print new address below

[C]  Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name appears below.   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Jack Henry &
Associates, Inc.

Proxy - Jack Henry & Associates, Inc.

This proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John F. Prim and Kevin D. Williams as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 20, 2011, at the annual meeting of shareholders to be held on November 17, 2011 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and 2, ONE YEAR for Proposal 3, and FOR Proposal 4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.